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                      OPERATING AGREEMENT

                              FOR

              GENESIS PETROLEUM-SALT LAKE, L.L.C.


     THIS OPERATING AGREEMENT is made and entered into as of October 25, 1995, by and between QUAKER STATE RESOURCES, INC., a Nevada corporation ("QSR"), and INTERLINE HYDROCARBON, INC., a Wyoming corporation ("Interline").
     The Members desire to form a limited liability company pursuant to the laws of the State of Utah. Accordingly, in consideration of the mutual covenants contained herein, the Members agree and certify as follows:

                           ARTICLE I

                 THE LIMITED LIABILITY COMPANY

     1.1 Formation; Applicability of the Act. The Members hereby form a limited liability company (the "Company") pursuant to the provisions of the Utah Limited Liability Company Act as currently or hereinafter in effect in the State of Utah (the "Act"). On any matter upon which this Operating Agreement is silent, the Act shall control. No provision of this Operating Agreement shall be in violation of the Act and to the extent any provision of this Operating Agreement is in violation of the Act, such provision shall be void and of no effect.

     1.2 Filing. In connection with the execution of this Operating Agreement, the Members shall cause Articles of Organization that comply with the requirements of the Act to be properly filed with the Division of Corporations and Commercial Code of the Utah Department of Commerce, and shall execute such further documents and instruments and take such further action as is appropriate to comply with the requirements of law for the formation and operation of a limited liability company in all states and counties where the Company may conduct its business.

     1.3 Registered Office; Registered Agent. The street address of the initial registered office of the Company is 1385 West 2200 South, Salt Lake City, Utah 84119, and thereafter at such other location as the Members may designate. The name and
address of the Company's registered agent is:   CT Corp., 50 West
Broadway, 8th Floor, Salt Lake City, Utah 84101.

     1.4 Principal Place of Business. The location of the principal place of business of the Company shall be at 1385 West
2200 South, Salt Lake City, Utah 84119, or at such other place as the Members from time to time may determine.

                           ARTICLE II

             NAME OF THE LIMITED LIABILITY COMPANY

     The name of the Company shall be GENESIS PETROLEUM-SALT
LAKE, L.L.C.

                          ARTICLE III

                              TERM

     3.1 Term of the Company. The Company shall commence on the date of the filing of the Articles of Organization with the Division of Corporations and Commercial Code of the Utah Department of Commerce, and shall be dissolved fifty (50) years from such date; provided, however, that the Company shall be dissolved prior to such date upon the occurrence of any of the following events:

          (a) upon the vote of a majority of the ownership interests in the Company;

          (b) any event that makes it unlawful for the business of the Company to be carried on by the Members;

          (c) the death, retirement, resignation, expulsion, insolvency, bankruptcy, or dissolution of a Member or the occurrence of any other event that terminates the continued eligibility for membership of a Member in the Company; or

          (d) any other event causing a dissolution of a limited liability company under the Act.

     3.2 Continuance of the Company. Notwithstanding the foregoing provisions of Section 3.1, upon the occurrence of an event described in Section 3.1(c) above, the Company shall not terminate or dissolve but shall continue, provided that the remaining Members unanimously elect to continue the business of the Company within ninety (90) days following such dissolution triggering event. Otherwise, the Company shall dissolve and wind up its affairs and the assets of the Company shall be distributed pursuant to Article XI of this Agreement. For the purposes of this Article, bankruptcy shall include a general assignment for the benefit of creditors. The successors in interest of any Member whose death, etc., might cause a dissolution of the Company shall become substituted Members of the Company only if they first consent in writing to be bound by the provisions of this Agreement, and then only if the remaining Members unanimously consent in writing to such substitution. Without such consent, the successors in interest shall be treated as unauthorized assignees.

                           ARTICLE IV

                     CHARACTER OF BUSINESS

     The character and purposes of the Company shall be:

          (a) To use a certain patented solvent extraction technology (hereinafter "Technology") for the refining and processing of certain hydrocarbons;

          (b) To purchase, convey, trade, sell, manufacture, process, and refine used oils, waste oils, used hydrocarbons, petroleum products, and all products developed, manufactured, processed, refined, or derived therefrom;

          (c) To incur indebtedness, secured or unsecured, for any of the purposes of the Company;

          (d) To lease, rent, purchase or acquire any and all types of real and personal property, and to enter into, perform and require performance under contracts, leases, agreements of every legal type whatsoever.

          (e) To invest and reinvest the assets of the Company, and to purchase or otherwise acquire, hold, sell, transfer, exchange, or otherwise dispose of or realize upon, securities of all types and descriptions and any other interests in business ventures;

          (f) To transact any and all other businesses for which limited liability companies may be formed under the Act;

          (g) Any other purposes necessary to protect or enhance the assets of the Company.

                           ARTICLE V

                NAMES AND RESIDENCES OF MEMBERS

     The name and place of business of each Member of the Company are as follows:

          Member                        Place of Business

     Quaker State Resources, Inc.            1385 West 2200 South
                                        Salt Lake City, Utah
84119


     Interline Hydrocarbon, Inc.             160 West Canyon
Crest Drive
                                        Alpine, Utah 84004

                                        ARTICLE VI

                     CAPITAL CONTRIBUTIONS

     6.1 Initial Contributions to Capital. The initial capital contributions of the respective Members and the respective interests of the Members in the initial capital of the Company are as follows:

                              Capital        Percent Ownership
     Member                   Contribution              Interest

     Quaker State Resources, Inc.   $ 300,000.00
74.00%

     Interline Resources            $ 100,000.00
26.00%

          TOTAL:               $ 400,000.00            100.00%


     6.2 Interest on Contributions. No interest shall be paid on the initial contributions to the capital of the Company or on any subsequent capital contributions made by the Members.

     6.3 Withdrawal of Capital. No withdrawals of the Company capital will be permitted except on the affirmative vote of the Management Committee established pursuant to Article X herein.

                          ARTICLE VII

               CAPITAL ACCOUNTS; DRAWING ACCOUNTS

     7.1 Capital Accounts. An individual capital account shall be maintained for each Member. The capital interest of each Member shall consist of its share of the initial capital of the Company as shown in Article VI hereof, increased by: (1) its additional contributions to capital, and (2) its share of Company profits transferred to its capital account; and decreased by:
(a) distributions to the Member in reduction of the Member's capital account, and (b) the Member's proportionate share of Company losses, if transferred from its drawing account.

     7.2 Drawing Accounts. An individual drawing account shall be maintained for each Member. All withdrawals made by a Member shall be charged to its drawing account. Each Member's share of profits and losses shall be credited or charged to its drawing account.

     7.3 Distribution of Profits. If the Management Committee determines that any portion of the credit balances in the Members' drawing accounts should be retained for the reasonable needs of the business, such portion shall be retained in the Company. Any portion of the Members' drawing accounts which is not so retained for the reasonable needs of the business, shall be distributed to the Members, in accordance with their respective interests therein, no less often than annually.

     7.4 Transfers from Drawing Accounts to Capital Accounts. The Members may transfer all or part of any credit balances or debit balances in the Members' drawing accounts to the Members' capital accounts at any time, provided the transfers are made proportionately to each Member's interest in capital, and such proportionate Membership interests are preserved inviolate. No transfer may be made to any capital account which would have the effect of altering or modifying the percentage ownership interest as set forth in Section 6.1 herein.

                          ARTICLE VIII

               REIMBURSEMENTS, PROFITS AND LOSSES

     8.1  Cost Reimbursement.   In consideration of the efforts
and contributions of each Member of the Company, each Member shall be reimbursed by the Company for actual costs incurred while performing its duties for the Company. Actual costs shall be determined by itemized and documented lists and/or by Management Committee approval. All reimbursements shall be made on a monthly basis. In the event costs exceed revenues, each Member shall, at the time of the monthly reimbursement, be reimbursed a percentage of its costs, which percentage shall be determined by the Management Committee.

     8.2 Allocation of Profits. In addition to reimbursements as provided in Section 8.1 herein, each Member shall share in any of the net profits or net losses of the Company. In order to determine net profits and losses, the definitions attached hereto as Exhibit "___" shall be applied. All Members acknowledge that the Technology License obtained by QSR, and to be sublicensed to the Company requires payment of a royalty of: (a) three and one half cents ($0.035) per gallon of base oil recovered from any process which employs the Technology; (b) the lesser of three and one half cents ($0.035) per gallon, or ten percent (10%) of the sales price received for each product (other than base oil) derived from the Unit; as well as (c) seven and one half percent (7.5%) of any net profits received by the Company. The remaining distributable net profits received by the Company shall be split as follows:

          a. Seven percent (7%) of net profits shall be paid to Crysen Refining, Inc. as ground rent under a Lease Agreement dated July 7, 1995.

          b. Twenty-two and one-half percent (22.5%) of net profits shall be paid to Interline.

          c. Sixty-three percent (63%) of net profits shall be paid to QSR.

     8.3  Allocation of Losses.   All losses of the Company shall
be allocated amongst the Members pro rata in accordance with their capital interest in the Company, namely as follows: 74% to Quaker State Resources, Inc., 26% to Interline. Losses shall be carried forward to following year(s) where necessary, and shall accrue against future profits.

     8.4 Liability of Members. No Member shall be personally liable for any of the losses of the Company beyond its initial capital investment in the Company.

                           ARTICLE IX

                   ACCOUNTING FOR THE COMPANY

     9.1 Accounting Methods; Fiscal Year. The Company shall keep its accounting records and shall report for income tax purposes on an accrual basis. The fiscal year of the Company, both for accounting and tax reporting purposes, shall be the calendar year.

                           ARTICLE X

               MANAGEMENT OF THE LIMITED COMPANY

     10.1 Management of the Company. The Company shall be managed by QSR. Policy decisions will be made by a Management Committee consisting of one appointed representative from each Member. Each Member shall appoint their own representative on an annual basis. Voting rights of the Management Committee shall be based upon percentage ownership of each Member in the Company, with each representative of the Management Committee having one vote for each full one percent (1.0%) of ownership of the Member represented. All decisions by the Management Committee shall require the affirmative vote of a majority of all voting interests.

     10.2 Independent Powers of Manager.   The Manager shall have
broad authority and powers to act without the approval of, or action by, the Management Committee in conducting the ongoing affairs of the Company, including, but not limited to: acting as the Tax Matters Member as set forth in Section 10.4 of this Operating Agreement; maintaining checking or other accounts in such bank or banks as the Manager shall determine; managing, maintaining, distributing and safeguarding all funds received by the Company; paying obligations of the Company; executing contracts, assignments, agreements, legal documents, and other documents binding upon the Company; interacting with customers, governmental agencies, suppliers, and other third parties; filing regulatory, compliance, financial, tax, accounting and other reports for and on behalf of the Company; selling Company products; managing Company assets; creating or incurring debt for and on behalf of the Company, whether through borrowing, spending, charging or otherwise, up to a maximum sum of $50,000 per month; establishing Company credit accounts with third parties; hiring and firing Company employees; managing personnel; establishing operational, marketing, production, and personnel policies; and taking all other action deemed necessary by the Manager in managing, conducting, organizing, supervising, and overseeing the daily operations, business affairs, marketing, production, sales, and ongoing concerns of the Company, which are not otherwise prohibited under Section 10.3 of this Operating Agreement.

     10.3 Dependant Powers of Manager.   The Manager shall have
certain powers and authorities to act, only with approval or action by the Management Committee. Managerial acts requiring Management Committee approval shall include: a sale of all or substantially all of the assets of the Company; the creation of debt in a sum exceeding a cumulative total of $50,000 per month; any sale of products at a price less than Company cost; any amendments, changes or modifications to Company Member compensation policies; approval of significant capital improvements; settlement of lawsuits.

     10.4 Tax Matters Member. The Company shall appoint a Tax Matters Member. The Tax Matters Member shall have the following rights and duties: (a) to provide the Internal Revenue Service any or all information which is within the knowledge of the Tax Matters Member as to the organization operations and/or liquidation of the Company; (b) to adjust, arbitrate, negotiate, compromise, sue or defend, abandon or otherwise deal with and settle any and all federal tax matters or claims in favor of or against the Members and the Company as the Tax Matters Member shall deem proper; and (c) do all other things which may be permitted or required of tax matters partners pursuant to Internal Revenue Code Sections 6221 through 6232 as amended.

                           ARTICLE XI

                          LIQUIDATION

     11.1 Events Causing Liquidation. This Company shall be dissolved and terminated when any one or more of the following occurs:

          (a)  The term of the Company expires without renewal;

          (b) The Members unanimously vote to dissolve the Company; or

          (c) Subject to the provisions of Article III, there is a death, retirement, resignation, expulsion, dissolution, incapacity or bankruptcy of a Member.

     11.2 Method of Liquidation. Upon any such dissolution and termination of this Company, the Company shall immediately commence to wind up its affairs. The remaining Members shall act as liquidators. The liquidators shall have full power and authority to sell, assign and encumber any or all of the Company's assets and to wind up and liquidate the Company's business, assets and affairs in an orderly and prudent manner.

     11.3 Settlement Upon Dissolution. The Members shall continue to share profits during the period of liquidation in the same proportions as before dissolution. Any losses in disposition of the Company properties in the process of liquidation shall be credited or charged to the Members in the ratio of their capital interests. The proceeds from the liquidation shall be applied in the following order:

          (a) To creditors of the Company, including Members who are creditors of the Company;

          (b) To Members in respect to their share of any undrawn profits; and

          (c) To Members in respect to their contributions to the capital of the Company.

     11.4 Distribution in Kind. If the liquidator shall determine that a portion of the Company's assets should be distributed in kind to the Members, the liquidator shall distribute such assets to the Members in undivided interests as tenants-in-common in proportion to the Members' ownership interests.

     11.5 Completion of Dissolution. Upon the completion of the distribution of the Company assets, the Company shall be terminated and the Management Committee shall cause the Company to execute Articles of Dissolution and take such other actions as may be necessary or appropriate to terminate the Company.

                          ARTICLE XII

                         MISCELLANEOUS

     12.1 Notices. Any notices to or between the Members shall be in writing and shall be sent registered mail, return receipt requested, to the address of each Member as the same appears in the books and records of the Company. Notice shall be deemed to be received on the earlier of the day actually received or the fifth day after being deposited in the United States mail as above described.

     12.2 Amendment of Agreement. This Agreement may be amended, altered, supplemented, or modified by the vote of the Management Committee; provided, however, that no provision of this Agreement requiring a decision to be made or action to be taken upon the vote or agreement of the Members or Management Committee may be amended to allow a decision to be made or action to be taken upon the vote or agreement of less than sixty percent (60%) of all voting interests.

     12.3 Invalidity. If any part of this Agreement is or shall be invalid or unenforceable for any reason, the same shall be deemed severable from the remainder hereof, and shall in no way affect or impair the validity of this Agreement, or any other portion thereof.

     12.4 Gender. The masculine includes the feminine and the neuter, the singular includes the plural, and vice versa, as the context may require.

     12.5 Execution of Further Instruments. The Members shall cooperate with each other in good faith to accomplish the objectives and purposes hereof and to that end, from time to time, they shall make, execute, and deliver such other and further instruments as may be necessary or convenient in the fulfillment of this Agreement.

     12.6 Headings. The headings of this Agreement are included solely for convenience of reference and shall not be construed as limiting or in any other way modifying the text of the Agreement.

     12.7 Agreement to be Binding. This Agreement shall be governed by the laws of the State of Utah and shall inure to the benefit of and shall be binding upon each of the Members and their respective personal representatives, executors, heirs, successors, and assigns (including successors and assigns by operation of law and involuntary event, as well as by voluntary act).

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

     MEMBERS:
                         QUAKER STATE RESOURCES, INC.



                         By: Shane Smoot
                         Its: President



                         INTERLINE HYDROCARBON, INC.

                         By: Stephen P. Yeoman
                         Its: President




Mr. Michael R. Williams,
March 28, 1996
Page 3





Mr. Michael R. Williams,
INTERLINE RESOURCES CORPORATION
160 West Canyon Crest Drive
Alpine, Utah  84004


                    Re:  Letter of Understanding -- Genesis
               Petroleum-Salt Lake, L.C. Capitalization

Dear Mike:

          This letter will serve to document the recent changes in agreement between Quaker State Resources, Inc. (hereinafter
"QSR") and Interline Resources Corporation (hereinafter
"Interline") relative to the capitalization of Genesis Petroleum-
Salt Lake, L.C. (hereinafter "Genesis") and the respective interests of the parties in Genesis.

          As you may recall, by the terms of the License and Technology Disclosure Agreement (hereinafter "License Agreement") dated September 13, 1994, QSR (as successor in interest to Q Lube, Inc.) agreed to pay to Interline the sum of Five Hundred Thousand Dollars ($500,000.00) upon the latter of: (i) the time the first Unit began operating at full capacity; or (ii) January 15, 1995.1 It was also anticipated that the first Unit would be operated by Genesis, and that original Genesis members would likely include QSR, Interline, Crysen Refining, Inc. (hereinafter "Crysen"), and perhaps APR Inc. It was always anticipated that QSR's capital investment with relation to Genesis would be the purchase of the Unit and the ancillary structures necessary for Unit operation, and provision of a pro-rata share of operating capital.

          Inasmuch as Crysen and APR have, for various reasons, removed themselves from participation in Genesis membership, QSR and Interline have found it necessary to reach a new agreement regarding Genesis capitalization and membership interests. The terms agreed upon between the QSR and Interline are as follows:

     1. The parties acknowledge and agree that the Crysen Site preparation will require an expenditure of approximately Nine
Hundred Thousand Dollars ($900,000.00), which figure is a reflection of completing such Crysen Site preparation at cost.

     2. Interline agrees to apply the Five Hundred Thousand Dollar payment due from QSR to Interline under Section 3.2.3 of the License Agreement entirely and exclusively to the costs of Crysen Site preparation (the site "Improvements"). In addition, Interline agrees to pay all other costs and expenses of site preparation which are necessary to place the Unit in a state of readiness for operation at full capacity, up to an additional Four Hundred Thousand Dollars, for a total expenditure for site preparation of approximately Nine Hundred Thousand Dollars ($900,000). All such Improvements are to be completed at Interline's cost. Should the Improvements cost more than Nine Hundred Thousand Dollars ($900,000), all excess expenses will be paid from the operating capital by Genesis Petroleum.

     3. Subject to the terms of the Ground Lease between Genesis Petroleum and Crysen Refining, Interline will own the Improvements to the Genesis site constructed and paid for by Interline, up to $900,000 or such lesser sum as actually paid by Interline. Genesis will own the remainder of the Improvements to the extent the cost of such Improvements was paid by Genesis. Interline will lease its share of the Improvements to Genesis at a lease rate determined by multiplying the cost to Interline of completing the Improvements (approximately $900,000) by an agreed upon "Cost of Capital", which amount will be paid on terms agreeable to both members of Genesis.

     4. In addition to the foregoing, Interline also agrees to pay to Genesis as capital funding the sum of One Hundred Thousand
Dollars ($100,000.00).

     5. QSR agrees to purchase the Unit with related flare, tower and laboratory equipment, together with all other ancillary equipment necessary for the operation of the Unit at the Crysen Site, and to lease all such equipment to Genesis pursuant to the terms of an equipment lease. It is anticipated that the cost of the Unit and related equipment, including all exclusivity fees and related costs will be approximately Two Million Seven Hundred Thousand Dollars ($2,700,000). The equipment lease between QSR and Genesis will contain the same basic terms as the site improvement lease referenced in paragraph 3. The lease rate will be determined by multiplying the cost to QSR of the Unit and related equipment (approximately $2,700,000) by the agreed upon "Cost of Capital", which amount will be paid on the same terms as agreed upon pursuant to Paragraph 3.

     6. In addition to the foregoing, QSR agrees to provide to Genesis as capital funding the sum of Three Hundred Thousand
Dollars ($300,000.00).


     7. QSR and Interline agree that the initial membership interests of the Parties in Genesis, and the respective capitalization calculations thereof, as set forth in the initial
Operating Agreement of Genesis shall be as follows:

     Initial Contributions to Capital. The initial capital contributions of the respective Members and the respective interests of the Members in the initial capital of the Company are as follows:
                                   Capital        Percent
Ownership
     Member                        Contribution
Interest

     Quaker State Resources, Inc.       $ 300,000.00
74.00 %

     Crysen Refining, Inc.              $ 100,000.00
26.00 %

          TOTAL:               $ 400,000.00             100.00 %

     9. Both Interline and QSR shall be subject to capital calls based upon their respective interests in Genesis.

     10. Should QSR elect to terminate the its agreements with Interline, pursuant to the terms thereof, and require Interline to repurchase the Unit, QSR agrees to assign its interest in Genesis to Interline, provided Interline reimburses all costs incurred by QSR with relation to Genesis.

     In the event the foregoing is an accurate recitation of the facts and agreements of the parties, and if Interline is in full agreement therewith, please execute this Letter in the place duly provided below, and return the Letter to me as soon as possible.

                                   Sincerely,


Quaker State Resources, L.C.
                                   Shane D. Smoot
cc:  Stephen K. Christensen, Esq.

_______________________________
    1   See License Agreement, Section 3.2.3.